UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal annual period ended:

December 31, 2017

RSE COLLECTION, LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1835270
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

41 W 25th STREET, 8th FLOOR, NEW YORK, NY 10010

(Full mailing address of principal executive offices)

(347) 952-8058
(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

Series #69BM1 membership interests; Series #85FT1 membership interests; Series #88LJ1 membership interests

(Securities issued pursuant to Regulation A)

Table of Contents

Description of Business1

Management’s Discussion and Analysis of Financial Condition and Results of Operation4

Directors, Executive Officers, and Significant Employees11

Security Ownership of Management and Certain Securityholders15

Related Party Transactions16

Other Significant Information17

Financial Statements for the Fiscal Years Ending December 31, 2017 and 2016F-1

Exhibits33

In this Annual Report, references to “we,” “us,” “our,” or the “Company” mean RSE Collection, LLC.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Item 1. Description of Business

Company History

RSE Collection, LLC, a Delaware series limited liability company (the “Company”), was formed August 24, 2016, to engage in the business of acquiring and managing a collection of collectible automobiles. RSE Markets, Inc. is the manager of the Company (the “Manager”) and serves as the asset manager for the collection of collectible automobiles owned by the Company and each underlying series (the “Asset Manager”). The Company issues membership interests (the “Interests”) in a number of separate individual series (each, an “Offering”) of the Company (each, a “Series”). Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an offering related to that particular Series is a single collector automobile (plus any cash reserves for future operating expenses). At the date of this filing, the company had completed four Offerings for Series #77LE1 owning a 1977 Lotus Esprit, Series #69BM1 owning a 1969 Boss 302 Mustang, Series #85FT1 owning a 1985 Ferrari Testarossa and Series #88LJ1 owning a 1988 Lamborghini Jalpa and launched one additional offerings for Series #55PS, which upon closing will own a 1955 Porsche Speedster.

Description of the Business

The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the collectible automobile market. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity interests in “blue-chip” collectible automobile assets through a seamless investment experience on the Rally Rd.TM Platform (the “Platform”). In addition, we anticipate that members of the Company (the “Investors”) will have the opportunity to participate in a unique collective ownership experience, including museum and retail locations and social events, as part of the “Membership Experience Programs”, as defined below.

The Company, with the support of the Manager and through the use of the Platform, aims to provide:

(i)Investors with access to blue-chip automotive assets for investment, portfolio diversification and, ultimately, secondary market liquidity for their Interests (although there can be no guarantee that a secondary market will ever develop, that the Manager will be able to retain third parties to perform services to enable such a secondary market, or that appropriate registrations to permit such secondary trading will ever be obtained).

(ii)Automobile sellers with greater market transparency and insights, lower transaction costs, increased liquidity, a seamless and convenient sale process, portfolio diversification and the ability to retain minority equity positions in assets via the retention of equity interests in offerings conducted through the Rally Rd.™ Platform.

(iii) All Platform users with a premium, highly curated, engaging automotive media experience, including audiovisual content, augmented reality, community, and market sentiment (e.g. “fantasy collecting”) features. The investable assets on the platform will be supplemented with “private” assets, which will be used to generate conversation, support the “fantasy collecting” component of the platform and enable users to share personal sentiment on all types of assets.

(iv)All Platform users and others with opportunities to engage with the automobiles in the Company’s collection through a diverse set of tangible interactions with assets on the platform and unique collective ownership experiences (together, the “Membership Experience Programs”) such as:

•Track-day events (e.g., driving experiences with professional drivers, “cars & coffee” meet-ups, major auction presence);

•Visit & interact at Rally Rd.™ “museums” (i.e., Open HQ, warehouse visits, pop-up shops with partner businesses, or “tents” at major auctions and events where users can view the assets in person and interact with each other in a social environment);

•Asset sponsorship models (e.g. corporate sponsors or individuals pay for assets to appear in movies, commercials or at events); and

•Other asset-related products (e.g., merchandise, social networking, communities).

The Market

We operate in the approximately $8 billion (The Hagerty Group 2016) U.S. collectible automobile market. Based on the industry’s key indexes (Hagerty, K500 and Deutscher Oldtimer Index, which comprise a range of assets covering the values of sought-after collectible automobiles mainly of the post-war era) asset values in the collectible car market have increased by approximately 170% from 2006 to 2017. According to these indexes valuations were flat to slightly decreasing in 2016 but have since rebounded in 2017 and surpassed their previous 2015 highs.

Competition

Although the Company’s business model is unique in the collectible automobile industry, there is potentially significant competition for the underlying assets, which the Company securitizes through its offerings, from many different market participants.  While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as collectible automobile dealers and auction houses continue to play an increasing role.

Most of our current and potential competitors in the collectible automobile industry, such as high-end dealers and auction houses, have significantly greater financial, marketing and other resources than we do and may be able to devote greater resources sourcing the underlying assets that the Company competes for. In addition, almost all of these competitors, in particular the auction houses, have longer operating histories and greater name recognition than we do and are focused on a more established business model.

With the continued increase in popularity of the collectible automobile market, we expect competition for the underlying assets to intensify in future. Increased competition may lead to increased collectible automobile prices, which will reduce the potential value appreciation that interest holders may be able to achieve by owning Interests in the Company’s Offerings and will decreased the number of high quality assets the Company can securitize through the Platform.

In addition, there are companies that are developing crowd funding models for other alternative asset classes such as art or wine, who may decide to enter the collectible automobile market as well.

Customers

We target the broader U.S. collectible car enthusiast and the 83.1 million U.S. millennial market (based on 2015 figures by the U.S. Census Bureau) as our key customer bases. The customers of the Company are the interest holders in each of its Series. As of the date of this filing, the company has closed four offerings with interest holders as detailed in the table below:

Series	Closing	Interest Holders (1)
#77LE1	April 13, 2017	36

#69BM1	February 7, 2018	266

#85FT1	February 15, 2018	324

#88LJ1	April 12, 2018	297

(1) Interest holders include the Manager of the Company.

Facilities

The Company currently leases space in a purpose built, secure, temperature-controlled automobile storage facility in Delaware for the purposes of storing the underlying assets in a highly controlled environment other than when some or all of the underlying assets are used in Membership Experience Programs or are otherwise being utilized for marketing or similar purposes. The facility presently used by the Company is monitored by staff approximately 40 hours per week and is under constant video surveillance. Each of the underlying assets in the collection are inspected and exercised appropriately on a regular basis according to the maintenance schedule defined for each underlying asset by the Asset Manager in conjunction with members of the advisory board.

Employees

The Company has no employees.  The Manager has 15 employees, 10 of whom are full-time employees.

Government Regulation

Regulation of the automobile industry varies from jurisdiction to jurisdiction and state to state. In any jurisdictions or states in which the Company operates, it may be required to obtain licenses and permits to conduct business, including dealer and sales licenses and automobile titles and registrations issued by state and local regulatory authorities, and will be subject to local laws and regulations, including, but not limited to, import and export regulations, emissions standards, laws and regulations involving sales, use, value-added and other indirect taxes.

Claims arising out of actual or alleged violations of law could be asserted against the Company by individuals or governmental authorities and could expose the Company or each series of interests to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

Legal Proceedings

None of the Company, any series, the Manager, the Asset Manager or any director or executive officer of the Manager is presently subject to any material legal proceedings.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Since its formation in August 2016, the Company has been engaged primarily in acquiring a collection of investment grade collectible automobiles, with loans from officers of the Manager, other third-parties and through purchase options negotiated with third-parties or affiliates, and developing the financial, offering and other materials to begin offering interests in the Company’s series’.

We are devoting substantially all our efforts to establishing our business and planned principal operations have only recently commenced. As such and because of the start-up nature of the Company’s and the Manager’s business the reported financial information herein will likely not be indicative of future operating results or operating conditions. Because of our corporate structure, we are in large part reliant on the Manager and its employees to grow and support our business. There are a number of key factors that will have large potential impacts on our operating results going forward including the Managers ability to:

-continue to source high quality collectible cars at reasonable prices to securitize on the Platform;

-market the Platform and our Offerings and attract investors to the Platform to acquire the Interests issued by Series of the Company;

-continue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interest in Series of the Company; and

-find operating partners to manage the collection of automobiles at a decreasing marginal cost per automobile.

We have not yet generated any revenues and do not anticipate doing so until late in 2018 or early 2019.We completed an initial Offering of Interests in Series #77LE1 in April 2017, an Offering of Interests in Series #69BM1, an Offering of Interests in Series #85FT1 in February 2018 and an Offering of Interests in Series #88LJ1 in April 2018 and launched an Offering of Interests in Series #55PS1 in April 2018. We are in the process of launching subsequent offerings for other series. Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s Offering Circular (as amended).

During the period beginning on the date of formation on August 24, 2016 through December 31, 2016, officers of the Manager loaned the Company a total of $286,471 (excluding accrued interest) in connection with the acquisition of three assets owned by a Series (each, a “Series Asset”), including a loan in the original principal amount of $69,400 made to the Company to finance the acquisition of the Series Lotus Esprit for the benefit of Series ##77LE1 (repaid, from the proceeds of the Series #77LE1 Offering, which closed in April 2017), a loan in the original principal amount of $97,395 made to the Company to finance the acquisition of the Series Boss Mustang for the benefit of Series #69BM1 (repaid, including accrued interest of $821, from the proceeds of the Series #69BM1 Offering, which closed in February 2018) and a loan in the original principal amount of $119,676 made to the Company to finance the acquisition of the Series Lamborghini Jalpa for the benefit of Series #88LJ1 (repaid, including accrued interest of $1,126, from the proceeds of the Series #88LJ1 Offering, which closed in April 2018).

During the period beginning January 1, 2017 through December 31, 2017, we acquired one additional series asset, the Series #85FT1 Asset (or “Series Ferrari Testarossa”), for $172,500 through a $47,500 loan from an officer of the Manager (repaid, including accrued interest of $401, from the proceeds of the Series #85FT1 Offering, which closed in February 2018) and a $125,000 J.J. Best & Company (“J.J. Best”), a third-party lender (repaid, including cash interest of $5,515, from the proceeds of the #85FT1 Offering, which closed in February 2018). In addition, during this time period we entered into purchase options for three additional series assets, described in further detail below, the Series #55PS1 Asset (or “Series Porsche Speedster”), the Series #83FB1 Asset (or “Series Ferrari 512”) and the Series #93XJ1 Asset (or “Series Jaguar XJ220”).

We acquired the option for the Series #55PS1 Asset for $30,000 (non-refundable), financed through a $20,000 loan from an officer of the Manager and a $10,000 non-interest-bearing down-payment by the Manager, which gives the Company the right, but not the obligation to acquire the Series Porsche Speedster for an aggregate purchase price of $405,000. We made an additional refundable down-payment of $100,000 against the purchase price of the Series Porsche Speedster in the first quarter of 2018, financed through a $100,000 loan from an officer of the Manager. We entered into a purchase option for the Series #83FB1 Asset, which gives the Company the right, but not the obligation to acquire the Series Ferrari 512 for an aggregate purchase price of $330,000. We entered into a purchase option for the Series #93XJ1 Asset, which gives the Company the right, but not the obligation to acquire the Series Jaguar XJ220 for an aggregate purchase price of $460,000. We made a $170,000 refundable down-payment against the purchase price of the Series Jaguar XJ220 in the first quarter of 2018, financed through a $25,000 loan from an officer of the Manager and a $145,000 loan from an affiliate of the Manager.

The Company incurred $24,040 of acquisition expenses, capitalized into the purchase prices of the various series assets during the year ended December 31, 2017 as detailed in the table below. These costs are initially funded by the Manager or its affiliates, and the Manager or its affiliates will be reimbursed for these expenditures from the proceeds of successful offerings of the applicable series assets unless otherwise waived by the Manager in its sole discretion. This increased the total of investment in series assets for the Company by $226,540 during the year ended December 31, 2017. These acquisition expenses relate to and have been or will be borne by each Series of the Company as follows:

Operating Results for the period from August 24, 2016 (inception) to December 31, 2016

Revenues are generated at the Series level. As of December 31, 2016, no Series of the Company had generated any revenues.  We do not expect any of the Series to generate any revenues until late in 2018 or early 2019.

The Company incurred $1,427 in operating expenses in the 2016 fiscal year related to storage and insurance of the assets we acquired through the loans from officers of the Manager. The operating expenses incurred pre-Closing related to the underlying assets are being paid by the Manager and will not be reimbursed by the Series. Each series of the Company will be responsible for its own operating expenses, such as storage, insurance or maintenance beginning on the closing date of such Series of Interests. The table below shows the operating expenses that have been or will be borne by each Series of the Company:

Interest expense related to the loans made to the Company by officers of the Manager totaled $304 for the fiscal year ending December 31, 2016 of which $112 was for the benefit of Series #77LE1, $107 for the benefit of Series #69BM1 and $85 for the benefit of Series #88LJ1. See “Note C – Related Party Transactions” of the Notes to Financial Statements for more information regarding the loans from officers of the Manager.  As a result, the Company’s net loss for the 2016 fiscal year was $1,731.

On September 30, 2016 we acquired the Series #77LE1 asset for $69,400. The acquisition was financed through a $69,400 loan from an officer of the Manager, which will be repaid from the proceeds of the Series #77LE1 Offering.

On October 19, 2016 we acquired the Series Boss Mustang asset for $102,395 (see “Uses of Proceeds – Series Boss Mustang” for additional details). The acquisition was financed through a $97,395 loan from an officer of the Manager and a $5,000 down-payment by the Manager, both of which will be repaid from the proceeds of the Series #69BM1 Offering.

On November 26, 2016 we acquired the Series Lamborghini Jalpa asset for $127,176 (see “Uses of Proceeds – Series Lamborghini Jalpa” for additional details). The acquisition was financed through a $119,676 loan from an officer of the Manager and a $7,500 down-payment by the Manager, both of which will be repaid from the proceeds of the Series #88LJ1 Offering.

Operating Results for the twelve-month year ended December 31, 2017

Revenues are generated at the series level. As of December 31, 2017, no Series of the Company had generated any revenues.  We do not expect any of the series to generate any revenues until the second half of 2018.

The Company, including the Series #77LE1 incurred $25,735 in operating expenses in the year ended December 31, 2017 related to storage, transportation, insurance, maintenance and professional services fees associated with the series assets we acquired. The operating expenses incurred pre-closing related to any of the automobile assets are being paid by the Manager and will not be reimbursed by the series. Each series of the Company will be responsible for its own operating expenses, such as storage, insurance or maintenance beginning on the closing date of the offering for such series of interests.

As of April 13, 2017, at the close of the Offering for Series #77LE1, Series #77LE1 became responsible for operating expenses and incurred $3,118 since the close of the Offering through December 31, 2017. Solely in the case of Series #77LE1, the Manager has elected to pay for these ongoing operating expenses post the closing of the Offering for Series #77LE1 Interests and for the year ended December 31, 2017, and not be reimbursed by the Series.

No other Series had any closings in the year ended December 31, 2017. The unreimbursed expenses are accounted for as capital contributions by the Manager.

These operating expenses have been or will be borne by each Series of the Company as follows:

(1) Includes $1,166 operating expenses for 2017 incurred prior to the closing of the #77LE1 Offering on April 13, 2017.

Interest expense related to the loans made to the Company by officers of the Manager and third-party lenders for the benefit of Series #77LE1 (prior to repayment of the loan upon the closing of the offering for Series #77LE1), Series #69BM1, Series #88LJ1 and Series #85FT1 totaled $6,521 for the year ended December 31, 2017. This interest expense has been or will be borne by each Series of the Company as follows:

(1) Other includes wire transfer fees related to interest expense payments.

Purchase option expense related to the purchase options the Company has entered into with regards to Series #55PS1 totaled $6,666 for the year ended December 31, 2017. There were no ongoing expenses related to the purchase options for Series #83FB1 and Series #93XJ1 in the year ended December 31, 2017.

On June 21, 2017, we acquired the Series Ferrari Testarossa for $172,500. The acquisition was financed through a $125,000 loan from J.J. Best and a $47,500 loan from an officer of the Manager. Both loans plus accrued interest, as well as, other acquisition and offering related expenses were subsequently repaid from the proceeds of the Series #85FT1 at the closing in February 2018.

On July 1, 2017, the Company acquired a non-refundable purchase option for $30,000, which gives the Company the right, but not the obligation, to acquire the Series Porsche Speedster for an aggregate purchase price of $405,000. The purchase option was financed through a $10,000 non-interest-bearing down-payment from the Manager and a $20,000 loan from an officer of the Manager. For the year ended December 31, 2017 there was a monthly payment of $1,667 associated with this purchase option, which is made by the Manager, but for which the Manager will be reimbursed through the proceeds of the Series #55PS1 Offering. Please see “Liquidity and Capital Resources” below to subsequent additional payments related to the purchase option of the Series Porsche Speedster.

On October 31, 2017, the Company entered into a purchase option which gives the Company the right, but not the obligation to acquire the Series Ferrari 512 for an aggregate purchase price of $330,000. There are no payments associated with this purchase option.

On December 15, 2017, the Company entered into a purchase option which gives the Company the right, but not the obligation to acquire the Series Jaguar XJ220 for an aggregate purchase price of $460,000. For the year ended December 31, 2017 there were no payments associated with this purchase option. Please see “Liquidity and Capital Resources” below to subsequent additional payments related to the purchase option of the Series Jaguar XJ220. In addition to the purchase option, the Company has agreed to fund approximately $26,500 of refurbishment costs related to the Series Jaguar XJ220. These refurbishment costs will be funded by the Manager as the costs are incurred and the Manager will be reimbursed for these costs through the proceeds of the Series #93XJ1 Offering once fully funded. $12,500 of payments for refurbishment costs have been made in the year ended December 31, 2017 and are included in “Due to Manager” on the Company’s balance sheet.

See “Note C – Related Party Transactions” and “Note D –Debt” of the Notes to Financial Statements for more information.

Liquidity and Capital Resources

From inception, the Company and the Series have financed their business activities through capital contributions from the Manager or its affiliates to the Company and individual Series. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series’ have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future operating expenses for individual series at the sole discretion of the Manager.

As of December 31, 2017, the Company and Series #77LE1, had cash or cash equivalents balances of $2,116 and $3,258 respectively. No other series of the Company had any cash or cash equivalent balances. Other than loans made to the Company by officers of the Manager and J.J. Best, a third-party lender, the Company had no financial obligations. Each series will repay the loans plus accrued interest used to acquire its underlying asset with proceeds generated from the closing of the offering of such Series.  No Series will have any obligation to repay a loan incurred by the Company to purchase an underlying asset for another Series.

On July 1, 2017, we entered into a purchase option agreement to acquire the Series Porsche Speedster asset for $405,000, including a non-refundable down-payment of $30,000, financed through a $20,000 loan from an officer of the Manager and a $10,000 non-interest-bearing down-payment by the Manager. We subsequently made another $100,000 refundable down-payment against the purchase price of the Series Porsche Speedster in February 2018, financed through a loan from an officer of the Manager. This additional down-payment lowered our monthly interest expense payment to the seller from $1,667 to $1,222. The purchase option agreement gave us a 6-month option to purchase the Series Porsche Speedster, which was subsequently extended to May 31, 2018 and may be further extended. We plan to exercise this option upon the successful completion of the Series #55PS1 Offering. In the case Series #55PS1 Offering does not close before or on May 31, 2018, and we don’t agree to a further extension, the Series #55PS1 Offering will be terminated.

On October 30, 2017, we entered into a purchase option agreement to acquire the Series Ferrari 512 asset for $330,000. The purchase option agreement gave us a three-month right, but not the obligation, to purchase the Series Ferrari 512, which was subsequently extended to June 30, 2018 and may be further extended. We plan to exercise the option upon the successful completion of the Series #83FB1 Offering. In the case Series #83FB1 Offering does not close before or on June 30, 2018, or we don’t agree to an extension, whichever the case may be, the Series #83FB1 Offering will be terminated.

On December 15, 2017, we entered into a purchase option agreement to acquire the Series Jaguar XJ220 asset for $460,000. The purchase option agreement gave us the right, but not the obligation, until April 30, 2018 and was subsequently extended to June 30, 2018, to purchase the Series Jaguar XJ220, which we plan to exercise upon the successful completion of the Series #93XJ1 Offering. In the case the Series #93XJ1 Offering does not close before or on June 30, 2018, or we don’t agree to an extension, whichever the case may be, the Series #93XJ1 Offering will be terminated. In March 2018, we subsequently made a refundable down-payment of $170,000 against the purchase price of the Series Jaguar XJ220, financed through a $25,000 loan from an officer of the Manager and a $145,000 loan from an affiliate of the Manager. In addition to the acquisition of the Series Jaguar XJ220, the proceeds from the Series #93XJ1 Offering will be used to finance approximately $26,500 of refurbishments to the Series Jaguar XJ220. Until the closing of the Series #93XJ1 Offering, the Manager will pay for such refurbishments and will be reimbursed through the proceeds of the Offering upon closing. For the year ended December 31, 2017 $12,500 of refurbishment expenses had been incurred, which are capitalized into the acquisition of the Series Jaguar XJ220.

See the subsection of “Liquidity and Capital Resources” of “Note A” to the Company’s financial statements in this Form 1-K and the Risk Factors section in the Company’s Form 1-A (as amended). As it relates to the Risk Factors section, the Company’s Form 1-A was most recently filed with the Securities and Exchange Commission on March 29, 2018 and hereby incorporated by reference, for additional Risk Factor related information.

Plan of Operations

On April 13, 2017, we successfully closed the first offering for Series #77LE1. At the close of the Series #77LE1 Offering, the Manager received a Sourcing Fee of $3,443 and Series #77LE1 repaid the loan made to the Company by an officer of the Manager to purchase its underlying asset. Upon the closing, the Series #77LE1 Asset is now owned by Series #77LE1.

On February 7, 2018, we successfully closed the offering for Series #69BM1. At the close of the Series #69BM1 Offering, the Manager received a Sourcing Fee of $3,785 and Series #69BM1 repaid the loan, plus accrued interest, made to the Company by an officer of the Manager to purchase its underlying asset. Upon the closing, the Series Boss Mustang is now owned by Series #69BM1.

On February 15, 2018, we successfully closed the offering for Series #85FT1. The Manager did not receive a sourcing fee in connection with the closing and Series #85FT1 repaid the loans, plus accrued interest, made to the Company by the officer of the Manager and third-party lender J.J. Best to purchase its underlying asset. Upon the closing, the Series Ferrari Testarossa is now owned by Series #85FT1.

On April 12, 2018, we successfully closed the offering for Series #88LJ1. At the close of the Series #88LJ1 Offering, the Manager received a Sourcing Fee of $578 and Series #88LJ1 repaid the loan, plus accrued interest, made to the Company by the officer of the Manager to purchase its underlying asset. Upon the closing, the Series Lamborghini Jalpa is now owned by Series #88LJ1.

We launched the Offering for Series #55PS1 on April 2, 2018 and expect the Series #55PS1 Offering to close in the second quarter of 2018. Upon the closing of the Series #55PS1 Offering, the Series Porsche Speedster will be owned by Series #55PS1 and all related fees and expenses will be paid off (except for offering expenses, which have been assumed by the Manager with respect to this offering). We expect to launch subsequent Offerings for Series #83FB1, Series #93XJ1 and other series in the remainder of 2018.

On April 24, 2018, we acquired a 1995 BMW E36 M3 Lightweight (the “BMW M3”) for a purchase price of $112,500. The acquisition was financed through a $80,000 loan from J.J. Best, a $10,000 loan from an officer of the Manager and a $22,500 non-interest-bearing down-payment by the Manager.

At the time of this filing, Series #77LE1, Series #69BM1, Series #85FT1 and Series #88LJ1 have commenced operations, are capitalized and have assets, but no liabilities. All assets and liabilities related to the Series #77LE1 asset, Series Boss Mustang, the Series Ferrari Testarossa and Series Lamborghini Jalpa will be the responsibility of the Series from the time of the closing of the respective Offerings. Solely in the case of Series #77LE1, Series #69BM1, Series #88LJ1, Series #85FT1, Series #55PS1, Series #83FB1 and Series #93XJ1, the Manager has agreed to finance and not be reimbursed any liabilities related to operating expenses, as defined in the Company’s Form 1-A, after the closing of the offerings of the respective Series for the first half of 2018 and potentially the second half of 2018 or until such time as that Series starts to generate revenues to cover operating expenses.

At the time of this filing, Series #55PS1, Series #83FB1 and Series #93XJ1 have not commenced operations, are not capitalized and have no assets or liabilities. All assets and liabilities related to the Series Porsche Speedster, Series Ferrari 512 and the Series Jaguar XJ220, that have been incurred to date and will be incurred until the closings of the respective offerings are the responsibility of the Company or the Manager and responsibility for any assets or liabilities related to any series assets will not transfer to each series until such time as a closing for each series has occurred.

The Company plans to launch approximately 20 to 25 additional offerings in the next twelve months.  The proceeds from any offerings closed during the next twelve months will be used to acquire additional investment grade collectible automobiles, which we anticipate will enable the Company to reduce operating expenses for each series as we negotiate better contracts for storage, insurance and other operating expenses with a larger collection of assets.

We also intend to develop Membership Experience Programs (as described in “Item 1. Description of the Business”), allowing investors to enjoy the collection of automobiles acquired by the Company through events, museums and other programs, which we anticipate will enable the underlying asset to generate revenues for the series to cover, in whole or in part, the ongoing post-closing operating expenses. No such Membership Experience Programs have been developed to date and we do not expect to develop such programs until the second half of 2018.

We do not anticipate generating enough revenues in fiscal year 2018 from Membership Experience Programs to cover all the operating expenses for any of the existing series, or any other series of interests closed in fiscal year 2017 or fiscal year 2018.  See the “Description of the Business – Operating Expenses” section of the Company’s Offering Circular for additional information regarding the payment of Operating Expenses.

Item 3. Directors, Executive Officers, and Significant Employees

The Company has no board of directors, executive management or significant employees.  In 2017, the Manager of the Company was paid $3,443 in cash compensation and no other compensation. The following individuals constitute the Board of Directors, executive management and significant employees of the Manager:

Name	Age	Position	Term of Office (Beginning)
Christopher J. Bruno	37	Chief Executive Officer, Director	05/2016
Robert A. Petrozzo	35	Chief Product Officer	06/2016
Maximilian F. Niederste-Ostholt	38	Chief Financial Officer	08/2016
Alfred Eskandar	45	Director	5/2017
Christopher Freese	54	Director	10/2016
Joshua Silberstein	42	Director	10/2016
Arun Sundararajan	46	Director	10/2016

Executive Officers

Christopher J. Bruno, Chief Executive Officer

Chris is a serial entrepreneur who has developed several online platform businesses. In 2013, Chris co-founded Network of One, a data-driven content investment platform focused on the YouTube market where he worked until 2016.  Prior to Network of One, Chris co-founded Healthguru, a leading health information video platform on the web (acquired by Propel Media, Inc., OTC BB: PROM) where he worked from 2005 to 2013.

Chris began his career working in venture capital at Village Ventures where he invested in early-stage companies across the online media, telecommunications, software, medical devices, consumer products and e-commerce industries. Chris worked at Village Ventures from 2002 to 2005.

From 2004 to 2005, Chris also worked as an analyst directly for the management team of Everyday Health (NYSE: EVDY) during its growth phase.

Chris graduated magna cum laude with Honors from Williams College with a degree in Economics and received his MBA, beta gamma sigma, from the NYU Stern School of Business.

Robert A. Petrozzo, Chief Product Officer

Rob is a designer and creative thinker who has led the development of multiple award-winning technology platforms in both the software and hardware arenas.  For the past decade, he has specialized in the product design space having created authoring components, architected the front-end of distribution platforms, and designed interactive content platforms for both consumers & enterprises. In his most recent role, he led the UX & UI effort at computer vision & robotics startup KeyMe, building interactive products from the ground up and deploying both mobile & kiosk-based software nationwide.  Rob worked at KeyMe from 2014 to 2016.

His previous roles include internal software design for Ares Management (2013 to 2014), and Creative Director at ScrollMotion (2010 to 2013), where he led a team of content creators and product developers to release a fully integrated authoring tool and over 300 custom enterprise apps for Fortune 50 and 100 clientele across 12 countries including Hearst, Roche, J&J, Genentech, and the NFL.

Rob received his degree in User-Centered Design with a peripheral curriculum in User Psychology from the University of Philadelphia.

Maximilian F. Niederste-Ostholt, Chief Financial Officer

Max has spent 9 years in the finance industry, working in the investment banking divisions of Lehman Brothers from 2007 to 2008 and Barclays from 2008 to 2016.  At both firms he was a member of the healthcare investment banking group, most recently as Director focused on M&A and financing transactions in the Healthcare IT and Health Insurance spaces.  Max has supported the execution of over $100 billion of financing and M&A transactions across various sectors of the healthcare space including buy-side and sell-side M&A assignments and financings across high grade and high yield debt, equities and convertible financings.  Work performed on these transactions included amongst other aspects, valuation, contract negotiations, capital raising support and general transaction execution activities.

Prior to his career in investment banking, Max worked in management consulting at A.T. Kearney from 2002 to 2005 focused on engagements in the automotive, IT and healthcare spaces. During this time, he worked on asset sourcing, logistics and process optimization projects.

Max graduated from Williams College with a Bachelor of Arts in Computer Science and Economics and received Master of Business Administration, beta gamma sigma, from NYU’s Stern School of Business.

Board of Directors

Alfred Eskandar, Director

Alfred is a serial entrepreneur and executive with nearly 20 years of financial markets experience. He has been named multiples times in the Institutional Investor Trading Tech 40 ranking, most recently in 2016.

Since 2012 Alfred has been the Chief Executive Officer at Portware, LLC.  Portware provides execution management systems for trading equities, foreign exchange, futures, options and fixed income.  The company was acquired by FactSet Research Systems Inc. in 2015 for $265 million and Alfred remains CEO of the Portware division under FactSet ownership.

Prior to his position at Portware, Alfred was an executive team member and a founding employee of Liquidnet Holdings, Inc., a global institutional trading network that connects asset managers with large pools of liquidity and supports the execution of large equity and fixed income trades.  During his 11 years at Liquidnet, Alfred held various leadership positions, most recently serving as the Head of U.S. Equities and previously various corporate strategy positions, including Global Head of Corporate Strategy and Director of Marketing.

During his time at Liquidnet, Alfred also led the acquisition of Miletus Trading, LLC, a quantitative and program trading broker-dealer, serving as President and Chief Executive Officer of Miletus during its integration period from 2007 to 2008.

Alfred holds a BBA in Finance and Economics from Baruch College.

Christopher Freese, Director

Chris is a Senior Partner and Managing Director with Boston Consulting Group (“BCG”). He leads BCG’s Insurance Practice in Europe and is an expert and global leader in “Digital Insurance”.  Prior to his current role, he built BCG’s insurance business in the US.

Chris joined BCG in 1994 and has over 20 years of experience in management consulting.  Within the insurance space he focuses on digital disruption and transformation, as well as sales and marketing strategies across various insurance sub-verticals including car and health insurance.

Some of his recent notable consulting engagements include: (i) creating customer focused digital market entry strategies for German and international insurance companies, (ii) designing and introducing digital ecosystems for a leading German public health insurer, and (iii) digitizing customer journeys for a leading international insurance group.

Chris holds a Master’s Degree in Economics from the University of Kiel and a PhD in Political Science and Government from the Massachusetts Institute of Technology/University of Göttingen.

Josh Silberstein, Director

Joshua is a seasoned operator and entrepreneur with in excess of 15 years of experience successfully building companies – as a founder, investor, board member, and CEO.

Joshua co-founded Healthguru in 2006 and led the company from idea to exit in 2013.  When Healthguru was acquired by Propel Media, Inc. (OTC BB: PROM), a publicly traded video syndication company, in 2013, Healthguru was a leading provider of health video on the web (as at 2013 it had 917 million streams and a 49.1% market share in health videos).

After the acquisition, Joshua joined Propel Media as President and completed a transformative transaction that quadrupled annual revenue and dramatically improved profitability.  When the deal – a reverse merger – was completed, it resulted in an entity with over $90 million in revenue and approximately $30 million in EBITDA.

In the past several years, Joshua has taken an active role with more than a dozen companies (with approximately $3 million to $47 million in revenue) – both in operating roles (Interim President, Chief Strategy Officer) and in an advisory capacity (to support a capital raise or lead an M&A transaction).

Earlier in his career, Joshua was a venture capitalist at BEV Capital, where he was part of teams that invested nearly $50 million in early-stage consumer businesses (including Alloy.com and Classmates Online) and held a number of other senior operating roles in finance, marketing, and business development.

Joshua has a BS in Economics from the Wharton School (summa cum laude) and an MBA from Columbia University (beta gamma sigma).

Arun Sundararajan, Director

Arun is Professor and the Robert L. and Dale Atkins Rosen Faculty Fellow at New York University’s (NYU) Stern School of Business, and an affiliated faculty member at many of NYU’s interdisciplinary research centers, including the Center for Data Science and the Center for Urban Science and Progress. He joined the NYU Stern faculty in 1998.

Arun’s research studies how digital technologies transform business, government and civil society.  His current research topics include digital strategy and governance, crowd-based capitalism, the sharing economy, the economics of automation, and the future of work.  He has published over 50 scientific papers in peer-reviewed academic journals and conferences, and over 30 op-eds in outlets that include The New York Times, The Financial Times, The Guardian, Wired, Le Monde, Bloomberg View, Fortune, Entrepreneur, The Economic Times, LiveMint, Harvard Business Review, Knowledge@Wharton and Quartz.  He has given more than 250 invited talks at industry, government and academic forums internationally.  His new book, “The Sharing Economy,” was published by the MIT Press in June 2016.

Arun is a member of the World Economic Forum’s Global Futures Council on Technology, Values and Policy.  He interfaces with tech companies at various stages on issues of strategy and regulation, and with non-tech companies trying to understand how to forecast and address changes induced by digital technologies.  He has provided expert input about the digital economy as part of Congressional testimony, and to various city, state and federal government agencies.

Arun holds a Ph.D. in Business Administration and an M.S. in Management Science from the University of Rochester, and a B. Tech. in Electrical Engineering from the Indian Institute of Technology, Madras.

Item 4. Security Ownership of Management and Certain Securityholders

The Company is managed by RSE Markets, Inc., which is located at 41 W 25th Street, 8th Floor, New York, NY 10010. At the closing of each Offering, RSE Markets, Inc. or an affiliate will own at least 2% of the Interests in a Series, acquired on the same terms as the other Investors except that no brokerage fees will be payable in respect thereof.  Throughout each Offering, RSE Markets, Inc. or an affiliate, has the right to purchase up to an additional 8% of the Interests, capped at 200 Interests or 10% in total of each Series.

As of the date of this filing, the securities of the Company are beneficially owned by management and 10% beneficial owners as follows:

Title of class	Name of beneficial owner	Address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Interests –Series #77LE1	RSE Markets, Inc.	41 W 25th Street, 8th Floor, New York, NY 10010	200 Interests	N/A	10%
Interests – Series #69BM1	RSE Markets, Inc.	41 W 25th Street, 8th Floor, New York, NY 10010	196 Interests	N/A	10%
Interests – Series #85FT1	RSE Markets, Inc.	41 W 25th Street, 8th Floor, New York, NY 10010	194 Interests	N/A	10%
Interests – Series #88LJ1	RSE Markets, Inc.	41 W 25th Street, 8th Floor, New York, NY 10010	195 Interests	N/A	10%
Interests – Series #55PS1	RSE Markets, Inc.	41 W 25th Street, 8th Floor, New York, NY 10010	1 Interest	N/A	100%*
Interests – Series #83FB1	RSE Markets, Inc.	41 W 25th Street, 8th Floor, New York, NY 10010	1 Interest	N/A	100%*
Interests – Series #93XJ1	RSE Markets, Inc.	41 W 25th Street, 8th Floor, New York, NY 10010	1 Interest	N/A	100%*

*Upon designation of the Series, RSE Markets, Inc. became the initial member holding 100% of the interest in the Series.  Upon the Closing of the Offering, RSE Markets, Inc. expects to own at least 2% of the Series (40 Interests).

Item 5. Related Party Transactions

Individual officers of the Manager have made loans to the Company to facilitate the purchase of collectible automobiles prior to the closing of a Series’ financing.  Each of the loans and related interest will be paid by the Company through proceeds of the offering associated with a Series. Once the Series repays the Company and other parties, such as the Manager and the Broker, from the proceeds of a closed offering, the automobiles will be transferred to the related Series and no Series will bear the economic effects of any loan made to purchase any other automobile.

Loan 1: On October 3, 2016, an officer of the Manager made a loan of $69,400 to the Company, accruing interest at 0.66% per year. The collectible automobile purchased with the loan was subsequently transferred to the Series #77LE1 in April 2017 with the closing of the completed Offering. In addition to the principal amount, there was $241 of accrued interest outstanding on this loan at the closing of the offering for Series #77LE1. The principal amount of this loan was paid off on April 13, 2017 and immediately relent to the Company and proceeds have been used as described in Loan 4 and Loan 5, with $1,900 remaining outstanding at no interest.

Loan 2: On October 31, 2016, an officer of the Manager made a loan of $97,395 to the Company, accruing interest at 0.66% per year. This loan including accrued interest of $821 was repaid on February 7, 2018 with the proceeds of the Offering for Series #69BM1 Interests and was immediately relent to the Company and proceeds were used as described in Loan 6.

Loan 3: On November 23, 2016, an officer of the Manager made a loan of $119,676 to the Company, accruing interest at 0.68% per year.  This loan plus accrued interest of $1,126 was repaid on April 12, 2018 with the proceeds of the Offering for Series #88LJ1 Interests.

Loan 4: On June 1, 2017, an officer of the Manager made a loan of $47,500 to the Company, accruing interest at 1.18% per year.  This loan including accrued interest of $401 was repaid on February 15, 2018 with the proceeds of the Offering for Series #85FT1 Interests and was immediately relent to the Company and proceeds were used as described in Loan 7 and 8.

Loan 5: On July 1, 2017, an officer of the Manager made a loan of $20,000 to the Company, accruing interest at 1.22% per year.  This loan is anticipated to be repaid with the proceeds of the Offering for Series #55PS1 Interests.

Loan 6: On February 15, 2018, an officer of the Manager made a loan of $100,000 to the Company, accruing interest at 1.81% per year.  This loan is anticipated to be repaid with the proceeds of the Offering for Series #55PS1 Interests.

Loan 7: On March 2, 2018, an officer of the Manager made a loan of $25,000 to the Company, accruing interest at 1.96% per year.  This loan is anticipated to be repaid with the proceeds of the Offering for Series #93XJ1 Interests.

Loan 8: On March 2, 2018, an affiliate of the Manager made a loan of $145,000 to the Company, accruing interest at 10.00% per year.  This loan is anticipated to be repaid with the proceeds of the Offering for Series #93XJ1 Interests.

Loan 9: On March 30, 2018, an officer of the Manager made a loan of $10,000 to the Company, accruing interest at 1.96% per year.  This loan was used to finance the acquisition of a 1995 BMW M3 Lightweight and is expected to be repaid with the proceeds of a future offering for the acquired asset.

The Company intends to repay any such outstanding related-party loans plus accrued interest upon completion of the applicable related offerings.

Item 6. Other Significant Information

The Company obtained a loan from J.J. Best Banc & Co on June 21, 2017, to finance the acquisition of the Series #85FT1 asset, a Ferrari Testarossa. The loan had an original principal amount of $125,000, pays cash interest at a rate of 6.99% per annum and has a five-year maturity with no pre-payment penalties.  The interest and principal on the loan are cash pay with a monthly payment of $2,488. The outstanding balance of the loan plus accrued interest of $113,775 was repaid on February 15, 2018 with the proceeds from the Series #85FT Offering.

The Company obtained a loan from J.J. Best Banc & Co on April 12, 2018, to finance the acquisition of a 1995 BMW M3 Lightweight. The loan has a principal amount of $80,000, pays cash interest at a rate of 7.99% per annum and has a five-year maturity with no pre-payment penalties.  The interest and principal on the loan are cash pay with a monthly payment of $1,636. At the time of the filing, no interest or principal payments have been made under this loan.

In the case of J.J. Best loans, cash interest and principal payments are made by the Manager on behalf of the Company and the Manager will be reimbursed with the proceeds from the Offering for Series Interests. Solely in the case of Series #85FT1 has the Manager agreed to pay for any shortfalls in principal and accrued interest repayment on the loan should the proceeds of the Offering for Series #85FT1 Interests not cover the full amounts.

Item 7.  Financial Statements for the Fiscal Years Ending December 31, 2017 and 2016

Contents

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMF-1

RSE COLLECTION, LLC FINANCIAL STATEMENTS AS OF DECEMBER 31, 2017 AND 2016 AND FOR THE PERIODS THEN ENDED:

Consolidated Balance SheetsF-2

Consolidated Statements of OperationsF-3

Consolidated Statements of Members’ Equity / (Deficit)F-4

Consolidated Statements of Cash FlowsF-5

Notes to Consolidated Financial Statements F-6

RSE COLLECTION, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

RSE Collection, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of RSE Collection, LLC (the "Company") as of December 31, 2017 and 2016, and the related consolidated statements of operations, members' deficit, and cash flows for the year ended December 31, 2017 and the period from August 24, 2016 (inception) through
December 31, 2016, and the related notes (collectively referred to as the "financial statements").  In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the year ended December 31, 2017 and the period from August 24, 2016 (inception) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note A to the financial statements, the Company's lack of liquidity raises substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note A.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on the Company's financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company's auditor since 2017.

EISNERAMPER LLP

New York, New York

April 27, 2018

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets

December 31, 2017 and December 31, 2016

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Year Ended December 31, 2017 and August 24, 2016 (inception) through December 31, 2016

See accompanying notes, which are an integral part of these financial statements.

F-3

RSE COLLECTION, LLC

Consolidated Statements of Operations

Year Ended December 31, 2017 and August 24, 2016 (inception) through December 31, 2016

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statement of Members’ Equity / (Deficit)

See accompanying notes, which are an integral part of these financial statements.

F-4

RSE COLLECTION, LLC

Consolidated Statement of Members’ Equity / (Deficit)

	Membership Contributions	Capital Contributions	Accumulated Deficit	Total
Members' Equity / (Deficit)
Balance August 24, 2016	$ -	$ -	$ -	$ -
Capital Contributions		1,056		1,056
Net loss for the period from August 24, 2016 (inception) through December 31, 2016			(1,731)	(1,731)
Balance December 31, 2016	-	1,056	(1,731)	(675)
Membership Contributions	73,208			73,208
Capital Contributions		26,202		26,202
Net loss for period ending December 31, 2017			(38,922)	(38,922)
Balance December 31, 2017	$ 73,208	$ 27,258	$ (40,653)	$ (59,813)

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Year Ended December 31, 2017 and August 24, 2016 (inception) through December 31, 2016

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Notes to Audited Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Collection, LLC (the “Company”) is a Delaware series limited liability company formed on August 24, 2016.  RSE Markets, Inc. is the manager of the Company (the “Manager”) and serves as the asset manager for the collection of collectible automobiles owned by the Company and each underlying series (the “Asset Manager”). The Company was formed to engage in the business of acquiring and managing a collection of collectible automobiles. The Company has created, and it is expected that the Company will create, a number of separate series of interests (each, a “Series” or “Series of Interests”), that each automobile will be owned by a separate Series and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interests (the “Interests”) in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.

The Manager is a Delaware corporation formed on April 28, 2016.  The Manager is a technology and marketing company that operates the Rally Rd. platform (the “Rally Rd.TM Platform" or “Platform”) and manages the Company and the assets owned by the Company in its roles as the Manager and manager of the assets of each Series.

The Company intends to sell Interests in a number of separate individual Series of the Company. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an offering related to that particular Series a single collector automobile (plus any cash reserves for future operating expenses), which for example, in the case of Series #69BM1 is a 1969 Boss Mustang.  All voting rights, except as specified in the operating agreement or required by law remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required, determining how to best commercialize the applicable Series assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the operating agreement of the Company, as amended and restated from time to time (the “Operating Agreement”).

OPERATING AGREEMENT

In accordance with the Operating Agreement each interest holder in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series. The maximum number of Interests in each Series, as of the date hereof, is 2,000.

After the closing of an offering, each Series is responsible for its own “Operating Expenses” (as defined in Note B(5)). Prior to the closing, Operating Expenses are borne by the Manager and not reimbursed by the economic members. Should post-closing Operating Expenses exceed revenues or cash reserves then the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligation(s)”), on which the Manager may impose a reasonable rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new investors, and may include the Manager or its affiliates.

The Manager expects to receive a fee at the closing of each successful offering for its services of sourcing the collectible automobile (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion. In respect to the current offerings, the broker of record offering the securities will receive a fee of 0.75% on Interests sold in an offering, except in respect of Interests sold to the Manager, affiliates of the Manager or the automobile sellers (the “Brokerage Fee”). In the case of the offering for the Series #77LE1 Interests (the “Series #77LE1”) which closed in April 2017, the broker of record received a Brokerage Fee of 1.5% of Interests sold.

At the discretion of the Manager, a Series may make distributions of “Free Cash Flow” (as defined in Note E) to both the holders of economic interests in the form of a dividend and the Manager in the form of a management fee. In the case that Free Cash Flow is available and such distributions are made, at the sole discretion of the Manager, the members will receive no less than 50% of Free Cash Flow and the Asset Manager will receive up to 50% of Free Cash Flow in the form of a management fee for management of the applicable Series Asset. The management fee is accounted for as an expense to the Series rather than a distribution from Free Cash Flow.

RSE COLLECTION, LLC

Notes to Audited Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

The Manager is responsible for covering its own expenses.

LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Neither the Company nor any of the Series has generated profits since inception. The Company has sustained net loss of $38,922 for the year ended December 31, 2017 and has an accumulated deficit of $40,653 as of December 31, 2017. All of the liabilities on the balance sheet as of December 31, 2017 are obligations to third parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future offerings for the various Series of Interests.

Through December 31, 2017, none of the Series have recorded any revenues generated through the utilization of underlying automobile assets. The Company anticipates that it will commence commercializing the collection in the second half of fiscal year 2018. Each Series will continue to incur Operating Expenses including, but not limited to, storage, insurance, transportation and maintenance expenses, on an ongoing basis.

At December 31, 2017, the Company had $5,374 of cash on its balance sheet of which $3,258 is on the books of Series #77LE1. The cash on the books of Series #77LE1 is reserved for financing of post-closing Operating Expenses; however, for the year ended December 31, 2017, the Manager has elected to pay and not be reimbursed for all Operating Expenses related to Series #77LE1, which are accounted for as capital contributions. The remaining cash on the balance sheet of the Company is derived from a loan from an officer of the Manager and is reserved to make additional automobile acquisitions or pay for acquisition expenses, as defined in Note B(6) below, as the case may be. The officer of the Manager will be reimbursed for this remaining amount of cash through the proceeds of future offerings of additional series.

From inception, the Company and the Series have financed their business activities through capital contributions from the Manager or its affiliates to the individual Series. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series’ have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating Expenses for individual series at the sole discretion of the Manager.

INITIAL OFFERINGS

The Company's initial offering for Series #77LE1 issued membership Interests in Series #77LE1. The Company closed this first offering in April 2017 and repaid Loan 1 as described in Note C and funded other offering related fees and expenses with the proceeds of the offering.

The Company’s initial offering for Series #69BM1 Interests (the “Series #69BM1”) was launched in November 2017 but had not closed as of December 31, 2017. Proceeds from the offering for Interests in Series #69BM1 will be used to repay Loan 2 (see Note C) and pay other offering related fees and expenses. At December 31, 2017 Series #69BM1 had not started operations and had no capitalization, assets or liabilities.

The Company’s initial offering for Series #85FT1 Interests (the “Series #85FT1”) was launched in November 2017 but had not closed as of December 31, 2017. Proceeds from the offering for Interests in Series #85FT1 will be used to repay Loan 4 (see Note C) as well as third-party debt (see Note D) and pay other offering related fees and expenses. At December 31, 2017 Series #85FT1 had not started operations and had no capitalization, assets or liabilities.

At December 31, 2017, the Company had not commenced an initial offering for Series #88LJ1, Series #55PS1, Series #83FB1 or Series #93XJ1 interests, and none of these Series had started operations nor had any of these Series been capitalized or have assets or liabilities.

RSE COLLECTION, LLC

Notes to Audited Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Please see Note G, Subsequent Events for additional details on launches and closings of offerings in 2018.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The consolidated financial statements include the accounts of RSE Collection, LLC and the accounts of Series #77LE1. Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s offering circular (as amended), and thus separate financial statements for Series #77LE1 are not presented.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents. At December 31, 2017 the Company had $5,374 of cash on its balance sheet of which $3,258 is on the books of Series #77LE1.

4.Offering Expenses:

Offering expenses relate to the offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to members' equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for such Series, are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for offering expenses incurred with respect to the offerings for Series #77LE1, Series #69BM1, Series #88LJ1, Series #85FT1, Series #55PS1, Series #83FB1 and Series #93XJ1 and potentially other future offerings. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

In addition to the discrete offering expenses related to a particular Series, the Manager has also incurred legal, accounting, user compliance expenses and other offering related expenses of approximately $315,000 during the year ended December 31, 2017 in order to set up the legal and financial framework and compliance infrastructure for the marketing and sale of any offerings. The Manager treats these expenses as operating expenses related to the Manager’s business and will not be reimbursed for these through any activities or offerings related to the Company or any of the Series.

RSE COLLECTION, LLC

Notes to Audited Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Operating Expenses:

Operating Expenses related to a particular automobile include storage, insurance, transportation (other than the initial transportation from the automobiles location to the Manager’s storage facility prior to the offering, which is treated as an “Acquisition Expense”, as defined below), maintenance, professional fees such as annual audit and legal expenses and other automobile specific expenses as detailed in the Manager’s allocation policy.  We distinguish between pre-closing and post-closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future offering, expenses of this nature that are incurred prior to the closing of an offering of Series of Interests are funded by the Manager and are not reimbursed by the Company, the Series or economic members.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover operating expenses the Manager may, but is not required to, (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligations”), or (c) cause additional Interests to be sold in order to cover such additional amounts.

During the year ended December 31, 2017, the Manager had incurred $22,617 of pre-closing Operating Expenses related to Series #77LE1 (prior to the closing of its offering in April 2017), Series #69BM1, Series #88LJ1 and Series #85FT1. Since these expenses are incurred prior to the offering’s closing, they are borne by the Manager and not reimbursed. The unreimbursed expenses are accounted for as a capital contribution to the Company. There were no Operating Expenses incurred related to Series #83FB1 and Series #93XJ1 during the year ended December 31, 2017.

During the year ended December 31, 2017, the Series #77LE1 had incurred $3,118 of post-closing operating expenses. Since these expenses are incurred after the closing of the offering for Series #77LE1 Interests, they are the responsibility of the Series. Of the $3,118, $401 have been incurred, but not yet paid and are accounted for in accounts payable on the balance sheet of the Series #77LE1. The Manager has funded the remaining $2,717, plus an additional $73 in prepaid insurance during the year ended December 31, 2017. Solely in the case of Series #77LE1, the Manager has elected that these expenses for the year ended December 31, 2017 will be borne by the Manager and not reimbursed and are accounted for as capital contributions by the Manager for the Series #77LE1.

6.Capital Assets:

Automobile assets are recorded at cost. The cost of the automobile includes the purchase price, including any deposits for the automobiles funded by the Manager, the Sourcing Fee, Brokerage Fee and “Acquisition Expenses”, which include transportation of the automobile to the Manager’s storage facility, pre-purchase inspection, pre-offering refurbishment, and other costs detailed in the Manager’s allocation policy.

The Company treats automobile assets as collectible and therefore the Company will not depreciate or amortize the collectible automobile assets going forward. The collectible automobiles are considered long-lived assets and will be subject to an annual test for impairment. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

RSE COLLECTION, LLC

Notes to Audited Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company, through loans from the Manager, officers of the Manager and third-parties invested $202,500 in collectible automobile assets and associated purchase options in the year ended December 31, 2017.

Acquisition Expenses related to a particular Series are initially funded by the Manager but may be reimbursed with the proceeds from an offering related to such Series, to the extent described in the applicable offering document. Acquisition Expenses are capitalized into the cost of the automobile as per the table below.

Should a proposed offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions. For the year ended December 31, 2017, $24,040 of Acquisition Expenses related to the registration, transportation, inspection, marketing material creation and repair of the collectible automobiles were incurred.

As of December 31, 2017
			Capitalized Costs
	Applicable Series	Automobile	Purchase Price / Down payment	Transportation	Pre-Purchase Inspection	Repairs	Registration	Marketing Materials	Total

Automobile 1	#77LE1	1977 Lotus Esprit S1	$69,400	$550	–	–	$237	–	$70,187

Automobile 2	#69BM1 (1)	1969 Boss 302 Mustang	$102,395	$2,600	$1,000	–	$271	–	$106,266

Automobile 3	#88LJ1 (1)	1988 Lamborghini Jalpa	$127,176	$1,650	$720	$2,565	$271	–	$132,382

Automobile 4	#85FT1 (1)	1985 Ferrari Testarossa	$172,500	$2,498	$557	–	$271	–	$175,826

Automobile 5	#55PS1 (2)	1955 Porsche Speedster	$30,000	–	$400	–	–	$600	$31,000

Automobile 6	#93XJ1 (2,3)	1993 Jaguar XJ220	–	–	–	$12,500	–	–	$12,500

Automobile 7	#83FB1 (2)	1983 Ferrari 512 BBI	–	–	–	–	–	–	–

Total			$501,471	$7,298	$2,677	$15,065	$1,050	$600	$528,161

(1)To be owned by the applicable Series as of the closing of the applicable offering.  At December 31, 2017 owned by RSE Collection, LLC and not by any Series.

(2)To be owned by the applicable Series as of the closing of the applicable offering.  At December 31, 2017 RSE Collection, LLC had paid a $30,000 non-refundable deposit toward a purchase option to acquire #55PS1.  The Company is accruing 5.33% interest on the remaining $375,000 purchase price, which is recognized as Purchase Option Expense on the Company’s Statements of Operations.

(3)The Company agreed to pay up to $25,000 for repairs for #93XJ1, of which $12,500 has been paid as of December 31, 2017.

7.Members’ Equity:

Members’ equity for the Company and any Series consists of capital contributions from the Manager, or its affiliates, Membership Contributions and the Net Operating Loss for the period.

Whereby capital contributions from the Manager are made to cover Operating Expenses (as described in Note B(5) above), such as storage, insurance, transportation and ongoing accounting and legal expenses incurred by the Company or any of the Series, for which the Manager has elected not to be reimbursed. For the year ended December 31, 2017, the Company received capital contributions from the Manager of $26,202 of which $2,790 were related to Series #77LE1.

RSE COLLECTION, LLC

Notes to Audited Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Members’ equity in Membership Contributions issued in a successful closing of an offering for a particular Series are calculated by taking the amount of membership interests sold in an offering, net of Brokerage Fee and Sourcing Fee as described below. In the case of a particular offering, the Brokerage Fee and Sourcing Fee related to the offering are paid from the proceeds of any successfully closed offering.

These expenses will not be incurred by the Company or the applicable Series if an offering does not close. During the year ended December 31, 2017, $1,049 of Brokerage Fees and $3,443 of Sourcing Fees were paid with respect to the offering for Series #77LE1 Interests using proceeds from the offering, which closed in April 2017. These fees are netted against the total membership interests sold in the offering for Series #77LE1 of $77,700 resulting in a Membership Interest balance of $73,208.

8.Income taxes:

Each existing Series has elected and qualified, and the Company intends that each future Series will elect and qualify, to be taxed as a corporation under the Internal Revenue Code of 1986.  Each separate Series intends to be accounted for as described in ASC Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The master series of the Company intends to be taxed as a “partnership” or a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code.

9.Earnings per membership interest:

Upon completion of an offering, each Series intends to comply with accounting and disclosure requirement of ASC Topic 260, "Earnings per Share." For each Series, earnings per membership Interest will be computed by dividing net income for a particular Series by the weighted average number of outstanding Interests in that particular Series during the period.

NOTE C - RELATED PARTY TRANSACTIONS

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the offerings for each Series. By purchasing an Interest in a Series of Interests, the investor is admitted as a member of the Company and will be bound by the Company's Operating Agreement. Under the Operating Agreement, each investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers.

Individual officers of the Manager have made loans to the Company to facilitate the purchase of collectible automobiles prior to the closing of a Series’ offering.  Each of the loans and related interest will be paid by the Company through proceeds of the offering associated with a Series. Once the Series repays the Company and other parties, such as the Manager and the Broker and their respective affiliates, from the proceeds of a closed offering, the automobiles will be transferred to the related Series and it is anticipated that no Series will bear the economic effects of any loan made to purchase another automobile. Of the 5 loans made to the Company, 4 were still outstanding at December 31, 2017 after the closing for the first offering for Series #77LE1 in April 2017:

RSE COLLECTION, LLC

Notes to Audited Consolidated Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS (CONTINUED)

Loan 1: On October 3, 2016, an officer of the Manager made a loan of $69,400 to the Company, accruing interest at 0.66% per year. The collectible automobile purchased with the loan was subsequently transferred to the Series #77LE1 in April 2017 with the closing of the completed offering outlined in Note A. In addition to the principal amount, there was $241 of accrued interest outstanding on this loan at the closing of the offering for Series #77LE1. The principal amount of this loan was paid off and immediately relent to the Company and proceeds have been used as described in Loan 4 and Loan 5, with $1,900 remaining outstanding at no interest.

Loan 2: On October 31, 2016, an officer of the Manager made a loan of $97,395 to the Company, accruing interest at 0.66% per year. This loan is anticipated to be repaid with the proceeds of the offering for Series #69BM1 Interests. In addition to the principal amount, there was $750 of accrued interest outstanding on this loan as of December 31, 2017.

Loan 3: On November 23, 2016, an officer of the Manager made a loan of $119,676 to the Company, accruing interest at 0.68% per year.  This loan is anticipated to be repaid with the proceeds of the offering for Series #88LJ1 Interests. In addition to the principal amount, there was $899 of accrued interest outstanding on this loan as of December 31, 2017.

Loan 4: On June 1, 2017, an officer of the Manager made a loan of $47,500 to the Company, accruing interest at 1.18% per year.  This loan is anticipated to be repaid with the proceeds of the offering for Series #85FT1 Interests. In addition to the principal amount, there was $328 of accrued interest outstanding on this loan as of December 31, 2017.

Loan 5: On July 1, 2017, an officer of the Manager made a loan of $20,000 to the Company, accruing interest at 1.22% per year.  This loan is anticipated to be repaid with the proceeds of the offering for Series #55PS1 Interests. In addition to the principal amount, there was $123 of accrued interest outstanding on this loan as of December 31, 2017.

	Series	Principal	Accrued Interest
Loan 1	#77LE1	$69,400	$241

Loan 2	#69BM1	97,395	750

Loan 3	#88LJ1	119,676	899

Loan 4	#85FT1	47,500	329

Loan 5	#55PS1	20,000	123

Additional		1,900	–

Amounts repaid in 2017		(69,400)	–

Total		$286,471	$2,341

The Company intends to repay any such outstanding related-party loans plus accrued interest upon completion of the applicable related offerings. Please see Note G – Subsequent Events for additional details on loans repaid in 2018.

RSE COLLECTION, LLC

Notes to Audited Consolidated Financial Statements

NOTE D €EBT

In addition to loans from officers of the Manager, the Company from time to time will receive loans from third-party lenders for the purposes of financing automobile acquisitions or acquisition related expenses.

The Company obtained a loan on June 21, 2017, to finance the acquisition of the Series #85FT1 asset, a Ferrari Testarossa. The loan had an original principal amount of $125,000 from J.J. Best Banc & Co, pays cash interest at a rate of 6.99% per annum and has a five-year maturity with no pre-payment penalties.  The interest and principal on the loan are cash pay with a monthly payment of $2,488. At December 31, 2017, the Company had incurred $4,458 of interest expenses related to this loan of which $220 were accrued. In addition, $10,691 of principal payments had been made on the loan as of December 31, 2017. The outstanding balance of the loan at December 31, 2017 was $114,310.

Both cash interest and principal payments are made by the Manager on behalf of the Company and the Manager will be reimbursed with the proceeds from the offering for Series. In addition, any principal and accrued interest amounts outstanding on the loan at the time of the closing of the offering for Series #85FT1 will be repaid with the proceeds from the offering. Solely in the case of Series #85FT1 has the Manager agreed to pay for any shortfalls in principal and accrued interest repayment on the loan should the proceeds of the offering for Series #85FT1 not cover the full amounts. The loan was repaid in February 2018 (see Note G).

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular automobile asset and Operating Expenses related to the management of such automobile assets.

Fees and expenses related to the purchase of an underlying automobile asset include Offering Expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing Operating Expenses are similar in nature and consist of expenses such as storage, insurance, transportation, maintenance and ongoing legal and accounting expenses associated with a Series, pre-closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest or (iv) issuance of additional Interest in a Series.

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the underlying automobile assets or the number of automobiles, as stated in the Manager’s allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

Revenue from the anticipated commercialization of the collection of automobiles will be allocated amongst the Series whose underlying automobiles are part of the commercialization events, based on the value of the underlying automobile assets. No revenues have been generated to date.

Offering Expenses, other than those related to the overall business of the Manager (as described in Note B(4)) are funded by the Manager and generally reimbursed through the Series proceeds upon the closing of an offering. No Offering Expenses related to the Company or a specific Series have been incurred to date.

RSE COLLECTION, LLC

Notes to Audited Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

Acquisition Expenses (as described in Note B(6)), are funded by the Manager, and reimbursed from the Series proceeds upon the closing of an offering. The Manager had incurred $24,040 in Acquisitions Expenses at December 31, 2017.

The Sourcing Fee is paid to the Manager from the Series proceeds upon the close of an offering.  The Manager received a Sourcing Fee of $3,443 at the time of the closing for the offering for Series #77LE1 in April 2017. Please see Note G – Subsequent Events for additional information for Sourcing Fee’s related to offerings closed in 2018.

The Brokerage Fee is paid to the broker of record from the Series proceeds upon the closing of an offering. A Brokerage Fee of $1,049 was paid to the broker of record at the time of the closing for the offering for Series #77LE1 in April 2017. Please see Note G – Subsequent Events for additional information for Brokerage Fee’s related to offerings closed in 2018

Operating Expenses (as described in Note B(5)), including storage, insurance, maintenance costs and other Series related Operating Expenses, are expensed as incurred:

oPre-closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed. For the year ended December 31, 2017, $22,617 of pre-closing Operating Expenses were incurred.

oPost-closing Operating Expenses are the responsibility of each individual Series. At December 31, 2017, $3,118 of post-closing Operating Expenses had been incurred related to the closing of the offering for Series #77LE1 in April 2017.

NOTE F - DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)Repayment of any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Thereafter, reserves may be created to meet future Operating Expenses for a particular Series.

iii)Thereafter, at least 50% (net of corporate income taxes applicable to such Series of Interests) may be distributed as dividends to interest holders of a particular Series.

iv)The Manager may receive up to 50% in the form of a management fee, which is accounted for as an expense to the profit and loss statement of a particular Series and revenue to the Manager.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of December 31, 2017, no distributions or management fees were paid by the Company or in respect of any Series.

NOTE G - SUBSEQUENT EVENTS

On February 9, 2018, the Company successfully closed the offering for Series #69BM1. At the close of the Series #69BM1 offering, the Manager received a Sourcing Fee of $2,986 and Series #69BM1 repaid Loan 2, plus accrued interest of $821, made to the Company by the officer of the Manager to purchase its underlying asset. A Brokerage Fee of $778 was paid to the registered broker of record in conjunction with the closing of the offering.

On February 15, 2018, the Company successfully closed the offering for Series #85FT1. The Manager did not receive a Sourcing Fee in connection with the closing and Series #85FT1 repaid Loan 4, plus accrued interest of $401, made to the Company by the officer of the Manager and also repaid the loan, plus accrued interest, from the third-party lender J.J. Best to purchase its underlying asset. A Brokerage Fee of $1,117 was paid to the registered broker of record in conjunction with the closing of the offering.

RSE COLLECTION, LLC

Notes to Audited Consolidated Financial Statements

NOTE G - SUBSEQUENT EVENTS (CONTINUED)

On February 15, 2018, the Company made an additional refundable down-payment of $100,000 toward the purchase price of the Series #55PS1 asset, financed through a loan from an officer of the Manager. This additional down-payment lowered our monthly interest expense payment to the seller from $1,667 to $1,222.

On March 2, 2018, the Company made a refundable down-payment of $170,000 against the purchase price of the Series #93XJ1 Asset, financed through a $25,000 loan from an officer of the Manager and a $145,000 loan from an affiliate of the Manager.

On April 12, 2018, the Company successfully closed the offering for Series #88LJ1. At the close of the Series #88LJ1 offering, the Manager received a Sourcing Fee of $578 and Series #69BM1 repaid Loan 3, plus accrued interest of $1,126, made to the Company by the officer of the Manager to purchase its underlying asset. A Brokerage Fee of $914 was paid to the registered broker of record in conjunction with the closing of the offering.

On April 24, 2018, the Company acquired a 1995 BMW E36 M3 Lightweight (the “BMW M3”) for a purchase price of $112,500. The acquisition was financed through a $80,000 loan from J.J. Best, a $10,000 loan from an officer of the Manager and a $22,500 non-interest-bearing down-payment by the Manager.

The Company launched an Offering for Series #55PS1 in the first quarter of 2018 and expects to launch subsequent Offerings for Series #83FB1, Series #93XJ1 and other series in the remainder of 2018.

Item 8. Exhibits

Exhibit 2.1 – Certificate of Formation (1)

Exhibit 2.2 – Second Amended and Restated Operating Agreement (1)

Exhibit 3.1 – Series Designation for Series #77LE1 (1)

Exhibit 3.2 – Amended and Restated Series Designation for Series #69BM1 (1)

Exhibit 3.3 – Series Designation for Series #88LJ1 (2)

Exhibit 3.4 – Series Designation for Series #85FT1 (2)

Exhibit 3.5 – Series Designation for Series #55PS1 (2)

Exhibit 3.6 – Series Designation for Series #83FB1 (3)

Exhibit 3.7 – Series Designation for Series #93XJ1 (4)

Exhibit 4.1 – Form of Subscription Agreement for Series #69BM1 (1)

Exhibit 4.2 – Form of Subscription Agreement for Series #88LJ1 (2)

Exhibit 4.3 – Form of Subscription Agreement for Series #85FT1 (2)

Exhibit 4.4 – Form of Subscription Agreement for Series #55PS1 (2)

Exhibit 4.5 – Form of Subscription Agreement for Series #83FB1 (4)

Exhibit 4.6 – Form of Subscription Agreement for Series #93XJ1 (4)

Exhibit 6.1 – Form of Asset Management Agreement for Series #69BM1 (1)

Exhibit 6.2 – Promissory Note in respect of Series #69BM1 Asset (1)

Exhibit 6.3 – Promissory Note in respect of Series #88LJ1 Asset (2)

Exhibit 6.4 – Promissory Note in respect of Series #85FT1 Asset (2)

Exhibit 6.5 – Promissory Note, Disclosure and Security Agreement in respect of Series #85FT1 Asset (2)

Exhibit 6.6 – Purchase Option Agreement in respect of Series #55PS1 Asset (2)

Exhibit 6.7 – Promissory Note in respect of Series #55PS1 Asset (2)

Exhibit 6.8 – Form of Asset Management Agreement for Series #88LJ1 (2)

Exhibit 6.9 – Form of Asset Management Agreement for Series #85FT1 (2)

Exhibit 6.10 – Form of Asset Management Agreement for Series #55PS1 (2)

Exhibit 6.11 – Form of Asset Management Agreement for Series #83FB1 (3)

Exhibit 6.12 – Purchase Option Agreement in respect of Series #83FB1 Asset (3)

Exhibit 6.13 – Form of Asset Management Agreement for Series #93XJ1 (4)

Exhibit 6.14 – Purchase Option Agreement in respect of Series #93XJ1 Asset (4)

Exhibit 8.1 – Form of Escrow Agreement (1)

Exhibit 11.1 - Consent of EisnerAmper LLP

(1)Previously filed as an Exhibit to the Company’s Form 1-A filed with the Commission on June 30, 2017

(2)Previously filed as an Exhibit to the Company’s Form 1-A POS filed with the Commission on August 21, 2017

(3)Previously filed as Amendment 2 to the Company’s Form 1-A POS filed with the Commission on
December 18, 2017

(4)Previously filed as Amendment 4 to the Company’s Form 1-A POS filed with the Commission on February 20, 2018

33

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE COLLECTION, LLC

By: RSE Markets, Inc., its managing member

By: /s/ Christopher Bruno

Name: Christopher Bruno

Title: President

Pursuant to the requirements of Regulation A, this report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher Bruno Name: Christopher Bruno	President of RSE Markets, Inc. (Principal Executive Officer)	April 30, 2018
/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer)	April 30, 2018
RSE MARKETS, INC. By: /s/ Christopher Bruno Name: Christopher Bruno Title: President	Managing Member	April 30, 2018